ShiftPixy Launches New App

Sep 5, 2016 | Press Releases |

SHIFTPIXY LAUNCHES APP FOR WORKERS AND EMPLOYERS NAVIGATING THE GIG ECONOMY

Powerful, Automated Employee Recruitment and Scheduling App Completes ShiftPixy's Workforce Management and Labor Compliance Ecosystem for Service Industries

For Immediate Release

Contact: | Sabrina Suarez | 714.573.0899 ext.227 | sabrina@echomediapr.com

IRVINE, CALIF. (LABOR DAY, September 5, 2016) – On a day established to honor the American worker, ShiftPixy announced a new app that automates recruitment and scheduling for shift-driven businesses as part of its complete human capital management (HCM) ecosystem. ShiftPixy's complete HCM ecosystem manages regulatory requirements such as paid time off (PTO) laws, insurance and workers' compensation, minimum wage increases, and the Affordable Care Act (ACA) and helps employers minimize administrative burdens while connecting them to an available workforce.

ShiftPixy is the first to address the challenges of operating in the on-demand, gig economy as an employer of shift workers, in compliance with increasing regulations, including the ACA, through its comprehensive platform. ShiftPixy currently supports 3,500 employees in the workforce and 150 clients through its HCM ecosystem, helping to alleviate costly administrative requirements. The app – available today to ShiftPixy clients – is the latest piece in the ShiftPixy ecosystem, providing a powerful scheduling and recruiting platform that gives operators real-time access to thousands of mobilized, geographically relevant shift workers.

According to co-founder and chief executive officer Scott Absher, the ShiftPixy app and HCM ecosystem are simultaneously pro-business and pro-worker. In addition to helping operators run more efficiently, ShiftPixy serves as the employer to its workforce, helping workers expand earning potential enabling them to secure work from multiple operators in order to supplement part-time hours or reach full time hours and eligibility for health benefits.

"As the gig economy continues to take root in a changing workforce culture, ShiftPixy is revolutionizing the way employees and employers connect at a time when changing regulations have placed stress on operators and workers," said Absher. "Through the ShiftPixy app and our ecosystem of human capital management services, we aim to close the gap between employers, who need more shift workers at fewer hours, and workers, who need more shifts to maintain income."

Empowering Employers in the On-Demand Economy
The app is a logical fit for the millennial generation, a key demographic for shift-driven businesses like

restaurants, hospitality and healthcare. Recent research conducted on freelancers in the gig economy shows that 32 percent of millennials believe they will be working mostly flexible hours in the future, and approximately 41 percent of millennials are likely to download applications to use for work purposes in the next 12 months*.

"Workers in the restaurant, hospitality and other shift-based industries are being limited to less than 29 hours of work by employers due largely to the implications and expense of the Affordable Care Act, leaving them to cobble together work from various sources in order to earn a living," said Steve Holmes, co-founder of ShiftPixy. "ShiftPixy is bringing dignity back to part-time workers by giving them ability to easily map together work from multiple operators, reach full-time status, and earn benefits."

* *"Freedom Economy Report," Spera, 2016.*

ShiftPixy App Features and Benefits
The intuitive and user-friendly ShiftPixy app delivers comprehensive, real-time content for workers to identify and submit for available shifts, calculate income and host a video resume. The app's dashboard gives workers – called ShiftPixy Shifters – an at-a-glance status (available or not available for shifts) and a summary of scheduled shifts along with hours, duration, pay rate, the address, distance and time from their present location.

Shifters can browse open shifts, sorting them by starting time and date, rate, distance, role or operator type. Operators review submissions and can access the Shifter's live resume, which is updated in real-time based on completed shifts.

The ShiftPixy app is now available for current ShiftPixy clients and Shifters and will be available to others via iPhone and Android download to access the ShiftPixy ecosystem in Q4 of this year. For more information, visit www.ShiftPixy.com.

About ShiftPixy
ShiftPixy is a disruptive human capital management (HCM) services provider revolutionizing employment in the Gig Economy by delivering a next-gen platform for workforce management that helps shift-based employers navigate regulatory mandates, minimize administrative burdens, and connects them with a ready-for-hire workforce. With expertise rooted in management's nearly 25 years of workers' compensation and compliance programs, ShiftPixy adds a needed layer for addressing compliance and continued demands for equitable employment practices in the growing Gig Economy. ShiftPixy's complete HCM ecosystem manages regulatory requirements such as paid time off (PTO) laws, insurance and workers' compensation, minimum wage increases, and the Affordable Care Act (ACA) compliance.

ShiftPixy is on target for an initial public offering in Q4. The initial public offering for ShiftPixy is on track with WR Hambrecht + Co acting as sole underwriter. ShiftPixy is offering its securities under the Regulation A+ framework, enabling non-accredited investors to invest in the company in advance of the IPO. For more information, visit https://wrhambrecht.com/ipos/shiftpixy-inc-regulation-a-ipo/.

About WR Hambrecht + Co
WRH+Co has been focused on opening up the investing world to as many people as possible at fair market prices and was instrumental in reforming Regulation A to help accomplish that for growth

companies and investors. Our Regulation A+ strategy is a continuation of the Hambrecht legacy of conducting small public offerings for what were once considered high-risk start-ups that are now household names and Fortune 500 companies.

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link:

https://www.sec.gov/Archives/edgar/data/1675634/000147793216011968/shiftpixy_1a.htm

No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information on our website or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.



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ShiftPixy™



NEXT-GEN PLATFORM FOR WORKFORCE MANAGEMENT & ENGAGEMENT

- Minimize or eliminate job provider administrative burdens
- Real-time connections between shift providers and shift seekers
- Designed for the new Gig Economy opportunities and challenges


GIG ECONOMY TODAY
WE NOW LIVE IN A VITAL AND GROWING GIG ECONOMY
upwork
TaskRabbit

MOBILE IS THE NORM FOR MILLIONS IN THE GIG ECONOMY

Millennials are the largest age group in the workforce

44%
of US Adults

90M+
People

$792B
Gig Work Transactions

Participation in Gig Economy Transactions

Source: http://time.com/4169532/sharing-economy-poll

Source: http://www.prnewswire.com/news-releases/total-spending-on-us-gig-work-close-to-800-billion-300331650.html

THE RAPID RISE OF INDEPENDENT WORKERS

is expected to keep growing to 48% of the US workforce by 2021.

40%

Of U.S. Workers Are Doing Freelance Work In 2015

30%

Increase Since 2011

Source: https://www.mbopartners.com/state-of-independence

SHIFTERS ARE IN NEED OF:

On-Demand Economy for Flexibility

Independence and Extra Income

Access to Healthcare Benefits

SHIFTERS' PROBLEMS:

Less than 30 hr/wk = no ACA insurance mandated coverage required

12% of employers plan to reduce work hours due to ACA

Shift workers need more shifts to maintain income

Operators' Problems:

CHANGING REGULATORY ENVIRONMENT

- Companies with 50+ employees = mandated ACA coverage
- Employers need more shift workers for fewer hours
- Recruiting and Onboarding Burden
- Insurance Requirements
- Workforce Disruption

THE $8,000 PER EMPLOYEE PAIN*



REPORTING
PAYROLL
TAX
RECRUITING
EMPLOYEEE EVENTS
AUDIT
HUMAN RESOURCES
COMPLIANCE
COST CONTAINMENT
WORKERS COMP
Client Company
EMPLOYEE PAPERWORK
SAFETY
ACA
BENEFIT ADMIN
ON BOARDING
1094 & 1095
LOOK BACK PERIODS
MEC

MULTI-POINT COMPLIANCE BURDEN

https://www.sba.gov/sites/default/files/The%20Impact%20of%20Regulatory%20Costs%20on%20Small%20Firms%20(Full).pdf

TRANSFER OF EMPLOYEES TO SHIFTPIXY AS EMPLOYER OF RECORD ALLOWS OUR CLIENTS TO:

Shift the risk of regulatory challenges away from their business.

&

Eliminate onboarding and off boarding burden

PROVIDE A DISRUPTIVE NEXT-GEN

delivery of required insurance products, regulatory compliance and proprietary human administration tools coupled with an on-demand labor force.

CLOUD BASED SOFTWARE AS A SERVICE (SAAS) DELIVERY

ShiftPixy™

staffing administrative services + payroll + insurance services + human resources management

Combine to create an on-demand workforce Ecosystem



BENEFITS OF SHIFTPIXY ECOSYSTEM

Greater access to shifters + shifts via on-demand workforce

&

No recruiting, on-boarding, termination administration

THE SHIFTPIXY ECOSYSTEM



SHIFTPIXY'S CLIENTS' GAIN

Integrated workforce management + Powerful scheduling and recruiting platform

- shift staff duties & demands while keeping costs low
- access a large, local on-demand workforce
- extend earning potential for "home team" shift workers


SHIFTPIXY'S SHIFTERS' GAIN
WORK/LIFE BALANCE
Access to more shifts and healthcare benefits

26

MILLION

Part-time workers in the United States

Source: https://www.statista.com/statistics/192342/unadjusted-monthly-number-of-part-time-employees-in-the-us/

Initially targeting hotel and restaurant industries (13M workers)

→

Uses an already existing, well-established network of business insurance agents to introduce our products to their own clients based on insurance coverage and compliance needs

→

Additional revenue opportunities once clients and shift workers are in the ShiftPixy ecosystem

- Secured a variety of insurance coverages to support client onboarding
- Started phased development of proprietary client support applications
- Commenced building and training staff for client support
- Filed Reg A+ in June 2016
- Launched limited beta of the ShiftPixy mobile application on Labor Day 2016
- Rapidly securing best in class national agency sales channel partnerships

SHIFTPIXY'S 1ST YEAR REVENUE GROWTH



$21.3 Million
$13.3 Million
$1.4 Million
$900,000
Q1 - 11/30/15
Q2 - 2/29/15
Q3 - 5/31/15
Q4 - 8/31/16

Q1 Audited; Q2 &3 Reviewed; Q4 Compiled Year 1 Revenue **$36 Million** (Unaudited)

REVENUE COMPOSITION


5%
Fee Income
10%
Premiums
15%
Taxes
70%
Wages

UNDER THE HOOD - TECHNOLOGY ARCHITECTURE


amazon webservices
SHIFTER
EMPLOYER
BANK

Use of Proceeds	Amount
Accelerated technology platform development	$14,000,000
Insurance reserves	$25,000,000
Personnel infrastructure	$3,500,000
Working capital	$2,500,000
Financing & SEC Legal	$5,000,000
Total	$50,000,000

SHIFTPIXY'S 24 MONTH MILESTONES

- $2 billion in revenue
- 2,000 Shift Provider Clients in the ShiftPixy Ecosystem
- 100,000 Shifters in the ShiftPixy Ecosystem
- Operating margin of 15%
- $200 million In insurance reserves
- Entry to new vertical and Geographical markets



ShiftPixy™

THANK YOU FOR YOUR INTEREST.

1 Venture, Irvine, CA 92618
P | 888.798.9100 www.ShiftPixy.com

DISCLOSURE STATEMENT

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link: https://www.sec.gov/Archives/edgar/data/1675634/000147793216011968/shiftpixy_1a.htm

No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information on our website or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.